UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 19, 2014

HAMPSHIRE GROUP, LIMITED

(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	000-20201 (Commission File Number)	06-0967107 (I.R.S. Employer Identification No.)

114 W. 41st Street, New York, New York (Address of principal executive offices)	10036 (Zip code)

(864) 231-1200

(Registrant’s telephone number including area code)

Not applicable

(Former name and former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

  Item 1.01     Entry into a Material Definitive Agreement.

On February 19, 2014, Hampshire Group, Limited (the “Company”) entered into an Installment Purchase and Sale Agreement (the “Agreement”) with Maverick J, LLC (“Maverick J”) and Maverick J, SPE, LLC (“Maverick SPE,” and collectively with Maverick J, “Seller”), Rick Solomon Enterprises, Inc. and Richard Solomon pursuant to which the Company acquired certain of the assets of the Seller, including the James Campbell trademarks and brands (subject to a license and deferred transfer as described below) and the following related assets: historical drawings, patterns, designs, teck packs and any other historical and related intellectual property, fabric swatches, library/trim records and certain samples.

The Company has agreed to pay minimum aggregate purchase price consideration of $1.3 million, of which $300,000 was paid at closing and the balance of which is payable in installments totaling $500,000 in each of 2015 and 2016. Buyer has also agreed to pay Seller for each of the five years following the closing, additional purchase price payments, referred to as “excess payments,” equal to 5% of annual net sales, as defined, in excess of $5.0 million; provided that if and when Seller has received an aggregate of $2.5 million of purchase price (including the excess payments), the excess payment percentage rate will be reduced to 2.5% with respect to all net sales made thereafter.

Buyer has agreed to assume certain licenses of Seller.

Buyer has also separately agreed to purchase up to 22,000 units of excess finished goods inventory of Maverick J for an amount equal to 115% of invoiced cost.

The James Campbell trademarks and brands initially will be licensed to the Company on an exclusive basis pursuant to a Master License Agreement dated as of February 19, 2014 (the “License Agreement”) between Maverick SPE and the Company. Title to the trademarks and brands will be transferred to Buyer on the date (referred to as the “Slated Transfer Date”) when the Seller has received an aggregate of $1.25 million of purchase price (including excess payments), provided that:

●	Buyer has net worth, excluding goodwill, of $1.25 million and Buyer is not in material breach of any of its bank covenants with its lenders; and

●	no license termination event, as defined, has occurred.

In the event that the conditions in the two preceding bullets are not satisfied as of the Slated Transfer Date, the License Agreement will continue and title to the James Campbell trademarks and brands will transferred to Buyer on the earlier of:

●

the date that Buyer’s net worth, excluding goodwill, exceeds $2.5 million less the aggregate amount of purchase price and excess payments received by Seller through such date; provided that Buyer is not in material breach of any of its bank covenants with its lenders and provided that all payments required to be paid through such date pursuant to the Agreement and the License Agreement have been made by Buyer through such date; and

●	December 31, 2018 (provided that all payments required pursuant to this Agreement and the License Agreement have been made by Buyer through such date).

The License Agreement will terminate upon the first to occur of:

●	the transfer of the James Campbell trademarks and brands to Buyer pursuant to the Purchase Agreement; or

●

the termination of the License Agreement by Seller as a result of the default by Buyer of its payment obligations or a breach by Buyer of certain provisions of the Agreement or the License Agreement or of its obligation to purchase the excess inventory.

The agreements contain other terms typical of transactions of this type, including representations and warranties, indemnification, covenants, events of default and termination.

The foregoing descriptions of the Agreement and License Agreement are qualified in their entirety by reference to the complete text of the such agreements, which are filed as Exhibits 2.1 and 2.2, respectively, to this report and are incorporated into this report by reference.

Item 7.01     Regulation FD Disclosure.

On February 20, 2014, the Company issued a press release concerning the acquisition of James Campbell. A copy of the Company’s press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01      Financial Statements and Exhibits.

(d)     Exhibits.

Exhibit No.	Description

2.1

Installment Purchase and Sale Agreement dated as of February 19, 2014 among Hampshire Group, Limited, Maverick J, LLC, Maverick J, SPE, LLC, Rick Solomon Enterprises, Inc. and Richard Solomon. Omitted schedules and exhibits to the will be supplied to the SEC upon request.

2.2	Master License Agreement dated as of February 19, 2014 between Maverick J, SPE, LLC and Hampshire Group, Limited.

99.1	Press release of Hampshire Group, Limited dated February 20, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HAMPSHIRE GROUP, LIMITED

By:	/s/ Trey A Darwin
Name: Trey a. Darwin
Title: Vice President and Chief Financial Officer

Dated: February 20, 2014

Exhibit Index

Exhibit No.	Description

2.1

Installment Purchase and Sale Agreement dated as of February 19, 2014 among Hampshire Group, Limited, Maverick J, LLC, Maverick J, SPE, LLC, Rick Solomon Enterprises, Inc. and Richard Solomon. Omitted schedules and exhibits to the will be supplied to the SEC upon request.

2.2	Master License Agreement dated as of February 19, 2014 between Maverick J, SPE, LLC and Hampshire Group, Limited.

99.1	Press release of Hampshire Group, Limited dated February 20, 2014.